UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

ITEMS 8.01      Other Events.

On March 12, 2010, New Generation Biofuels Holdings, Inc. and a potential strategic partner from China, Great Full Group Holdings (soon to be re-named Regent Trend Investment Ltd., or Regent) executed a non-binding Memorandum of Understanding, or MOU, under which Regent would invest $20 million in our equity securities and we would collaborate with Regent to form and fund a joint venture to develop and operate biofuel production plants in the continental United States with a capacity of 250 million gallons per year.

The indicative terms and conditions of the MOU are outlined in a financial term sheet and a development and operation term sheet attached to the MOU. The financial term sheet summarizes key terms of the potential investment by Regent of $20 million in our equity securities, consisting of common stock, convertible preferred stock, warrants or a combination thereof, subject to compliance with any relevant NASDAQ listing rules.  The parties contemplate the issuance of common stock at a price of $0.80 per share and convertible preferred stock and warrants with conversion or exercise prices, respectively, of $1.50 per share.  Regent also would have the option to nominate up to three directors to our board.  The development and operations term sheet outlines the parties’ expectations with respect to the structure of the business, the design, siting and schedule of plant development, plant operations, allocation of research and development, and other terms.

 The MOU remains subject to a due diligence period of up to 75 days and negotiation, execution and delivery of definitive agreements acceptable to both parties and approved by their respective boards of directors.  The investment also may be subject to shareholder approval under the NASDAQ listing rules.  The parties contemplate signing definitive agreements at the end of the due diligence period, provided both parties successfully complete the process.  Without incurring any liability to the other party, either party may cease negotiations at any time by providing written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 17, 2010	/s/ Cary J. Claiborne
	Name:	Cary J. Claiborne
	Title:	President, Chief Executive Officer and Chief Financial Officer